Exhibit 99.1

Central Garden & Pet Company Retains Advisors

Third Quarter 2014 Financial Results Will Be Released on August 7

WALNUT CREEK, Calif. — July 29, 2014 — Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced that it has retained Lazard as financial advisor and Cravath, Swaine & Moore LLP as legal advisor to assist the Company’s Board of Directors in its review of two proposals recently received from Harbinger Group Inc.

The Company also announced today that it will release results for its third quarter ended June 28, 2014 on Thursday, August 7, 2014, after the close of trading. The Company will not be hosting a conference call.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. These risks and others are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Central Garden & Pet Company

Steven Zenker, 925-948-3657

Vice President of Investor Relations & Communications

szenker @central.com

or

Sard Verbinnen & Co

Brian Shiver, 212-687-8080

bshiver@sardverb.com

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